Monday, February 14, 2005

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President Canfield, OH 44406 330-533-3341

FARMERS NATIONAL BANC CORP. DECLARES FIRST QUARTER CASH DIVIDEND

CANFIELD, Ohio – Farmers National Banc Corp, (OTC BB: FMNB), the parent of Farmers National Bank, announced today that the Corporation’s Board of Directors has declared a first quarter cash dividend of $.16 per share on its common stock, payable on March 31, 2005, to shareholders of record on March 11, 2005.

Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.